Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Carole R. Artman-Hodge
Tel	203 356 1318
Email	investorrelations@mxenergy.com

MXENERGY ANNOUNCES TENDER OFFER FOR ITS

FLOATING RATE SENIOR NOTES DUE 2011

Stamford, Conn., June 22, 2007 – MxEnergy Holdings Inc. (the “Company” or “MXenergy”) announced today that it commenced a cash tender offer to purchase any and all of its outstanding Floating Rate Senior Notes due 2011 (the “Notes”). In conjunction with the tender offer, MXenergy is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing such Notes. The tender offer and consent solicitation is being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated as of June 22, 2007 and a Letter of Transmittal and Consent, dated as of June 22, 2007. The tender offer will expire at midnight, New York City time, on July 31, 2007, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on July 6, 2007, unless extended (the "Consent Deadline").

The total consideration to be paid for Notes that are validly tendered and not validly withdrawn on or prior to the Consent Deadline will be equal to $1,050 for each $1,000 in principal amount of Notes, plus (i) accrued and unpaid interest on such principal amount of Notes to, but not including, the settlement date and (ii) additional interest on such principal amount of Notes pursuant to the registration rights agreement relating to such Notes (the “Registration Rights Agreement”).

The total consideration set forth above includes a consent payment of $30 for each $1,000 in principal amount of the Notes to holders who validly tender (and do not validly withdraw) their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the Consent Deadline. Holders of Notes tendered after the Consent Deadline will not receive a consent payment. Notes tendered on or prior to the Consent Deadline may be validly withdrawn and the related consents may be revoked at any time on or prior to the Consent Deadline. Tendered Notes and delivered consents may not be validly withdrawn or validly revoked after the Consent Deadline except under certain limited circumstances.

Among other things, the proposed amendments to the indenture governing the Notes would (i) provide holders of the Notes with additional registration rights substantially similar to those rights set forth in the Registration Rights Agreement if MXenergy terminates the tender offer after the completion of its offer to exchange Notes registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for outstanding Notes not registered pursuant to the Securities Act, (ii) eliminate substantially all of the restrictive covenants in the indenture, (iii) eliminate certain events of default in the indenture and (iv) amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the Notes (other than any Notes owned by MXenergy or its affiliates). Holders may not deliver consents to the proposed amendments without validly tendering their Notes in the tender offer, and holders may not revoke their consents to the proposed amendments without withdrawing their previously tendered Notes from the tender offer.

The Company has initiated an auction process with the goal of identifying a prospective purchaser of all or substantially all of the stock of the Company and thereafter entering into definitive documentation pursuant to which the prospective purchaser will acquire all or substantially all of the stock of the Company (the “Merger”). MXenergy does not expect to complete the auction process or identify a prospective purchaser until after the Consent Deadline. In determining whether it is in the best interest of the Company’s stockholders for the Company to enter into definitive documentation with respect to a Merger, the Board of Directors of the Company will consider a number of factors, including without limitation, the outcome of the tender offer and the consent solicitation.

The tender offer is subject to several conditions, including, among other things, (i) the consummation of the Merger; (ii) a minimum tender condition; (iii) MXenergy’s receipt, on or prior to the Consent Deadline, of the appropriate waivers from the lenders and hedge provider, as applicable, under (A) the First Amended and Restated Credit Agreement, dated as of August 1, 2006, by and among MxEnergy Inc., MxEnergy Electric Inc., the guarantors party thereto, the lenders party thereto, Societe Generale and Wachovia Bank, N.A. and (B) the Master Transaction Agreement, dated as of August 1, 2006, by and among Societe Generale, MxEnergy Inc. and the guarantors party thereto, enabling MXenergy to execute the supplemental indenture and consummate the tender offer; (iv) the receipt of requisite consents and execution of a supplemental indenture; and (v) MXenergy’s receipt of proceeds from the Merger or one or more financing transactions that are sufficient (and, under the terms of the agreements governing MXenergy’s indebtedness, are permitted to be used) to pay the total consideration for the Notes accepted in the tender offer and all related costs and expenses of the tender offer and the consent solicitation. MXenergy may amend, extend or terminate the tender offer and consent solicitation in its sole discretion. The tender offer may not be extended beyond March 31, 2008.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer and consent solicitation is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all holders of Notes. Persons with questions regarding the offer and the consent solicitation should contact Morgan Stanley & Co. Incorporated, the Dealer Manager and Solicitation Agent, at (800) 624-1808 or (212) 761-1864, or Global Bondholder Services Corporation, the Information Agent, at (866) 470-3800 or (212) 430-3774.

About MXenergy

MXenergy is one of the fastest growing retail natural gas suppliers in the country, serving approximately 500,000 customers in 36 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small business owners control their energy bills by providing both fixed and variable rate plans. For more information, contact

Carole R. Artman-Hodge, Executive Vice President, MXenergy, at 203-356-1318 or by email at investorrelations@mxenergy.com.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, our future performance generally; our business goals, strategy, plans, objectives and intentions; our integration of the assets we acquired from Shell Energy Services Company, L.L.C. in August 2006; expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity. MXenergy does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

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